Exhibit 99.1

1-800-FLOWERS.COM, Inc. Reports Strong Results for Its Fiscal 2016 First Quarter, Including Improved Adjusted EBITDA and Adjusted EPS, on a Comparable Basis

  Total revenues from continuing operations grew 23.2 percent to $156.0 million, primarily reflecting contributions from the Company’s Harry & David business.
  Gross margin increased 120 basis points to 43.3 percent, compared with 42.1 in the prior year period.
  Comparable Adjusted EBITDA1, excluding stock-based compensation expense, improved 16.9 per cent, or $2.4 million to a loss of $12.0 million, compared with a pro forma loss of $14.4 million in the prior year period.
  EPS loss for the quarter was $0.07 compared with a loss of $0.07 per share in the prior year period. Comparable Adjusted EPS2 improved $0.02 per share to a loss of $0.22, compared with a pro forma loss of $0.24 per share in the prior year period.

CARLE PLACE, N.Y.--(BUSINESS WIRE)--November 3, 2015--1-800-FLOWERS.COM, Inc. (NASDAQ:FLWS), the leading gourmet and floral gift provider for all occasions, today reported revenue growth from continuing operations of 23.2 percent to $156.0 million for its fiscal 2016 first quarter ended September 27, 2015, compared with revenues from continuing operations of $126.7 million in the prior year period. Revenue growth for the quarter was driven primarily by contributions from its Harry & David business, which was not included in the prior year results due to the timing of the closing of the acquisition on September 30, 2014. The Harry & David revenue contributions, combined with 7.7 percent revenue growth in the Company’s BloomNet segment, more than offset slightly lower revenues in the Company’s Consumer Floral segment, primarily reflecting the sale of certain non-core businesses in this segment at the end of fiscal 2015, as well as a shift of some mass market customer shipments within the gourmet food and gift baskets segment into the current fiscal second quarter.

Gross profit margin from continuing operations for the quarter increased 120 basis points to 43.3 percent, compared with 42.1 percent in the prior year period. This was primarily driven by increases of 230 basis points and 80 basis points in the Company’s Gourmet Foods and Gift Baskets and Consumer Floral segments, respectively, which more than offset a decline of 80 basis points in the Company’s BloomNet segment. Operating expense and operating expense ratio were higher during the quarter reflecting the Harry & David operating expenses which were not included in the prior year period due to the timing of the acquisition. On a comparable basis, including the pro forma Harry & David results in the prior year period, operating expense, excluding stock-based compensation, was down slightly at $87.4 million compared with $87.9 million in the prior year period. Additionally, operating expense ratio improved by 30 basis points to 56.0 percent of total revenues. The combination of these factors resulted in an improvement in comparable Adjusted EBITDA of 16.9 percent, or $2.4 million, to a loss of $12.0 million, compared with a pro forma loss of $14.4 million in the prior year period.

Net loss attributable to 1-800-FLOWERS.COM, Inc. was $4.5 million, or $0.07 per share, compared with a net loss of $4.3 million, or $0.07 per share, in the prior year period. The net loss attributable to 1-800-FLOWERS.COM, Inc. and EPS for the quarter include an after-tax benefit of $10.3 million reflecting the final settlement of the Company’s insurance claims related to the Fannie May warehouse and distribution center fire that occurred on Thanksgiving Day, 2014 partially offset by costs associated with the write down of certain foreign business assets during the quarter. On a comparable basis, adjusted net loss attributable to 1-800-FLOWERS.COM, Inc. improved $1.2 million, or $0.02 per share, to a net loss of $14.3 million, or $0.22 per share, compared with a pro forma net loss of $15.5 million, or $0.24 per share, in the prior year period.

Jim McCann, CEO of 1-800-FLOWERS.COM, Inc., said, “We are very pleased with our fiscal first quarter results and with the positive trends we are seeing as we enter the important holiday period. In our Harry & David business, during the first quarter we achieved solid year-over-year revenue growth while significantly reducing the traditional seasonal operating losses for the period. We did this by leveraging our shared services platform, including technology, finance, human resources and sourcing, to capture significant operating efficiencies. These efforts, driven by the very talented teams that we have assembled across the enterprise, are doing an excellent job of identifying and aggressively going after cost synergies in all areas of our operations. As such, we are confident in our ability to achieve the $15 million in operating cost synergies that we originally forecast and potentially exceed it in the years ahead.”

McCann noted that the Company’s floral business segments also continued to see positive trends: “In our 1-800-FLOWERS.COM consumer floral business we recorded our fifth consecutive quarter of bottom-line growth with contribution margin in this segment up four percent despite what were essentially flat revenues primarily reflecting the sale of some non-core businesses and the typically lower revenues associated with the slow summer months. In addition, BloomNet continued its positive top and bottom-line trends with revenues up nearly eight percent and contribution margin up more than six percent for the quarter. BloomNet continues to extend its market penetration versus the legacy wire services by leveraging its better value proposition for florists and its industry leading suite of innovative products and services.” McCann said the Company expects to build on these positive trends during the upcoming holiday season, particularly in its Gourmet Foods and Gift Baskets segment. “While we remain cognizant of the continued uneven consumer economy, we are better positioned than at any point in our past – with our expanded family of great gifting brands, our omni-channel go-to-market focus and our enhanced operating platform – to solve for our customers’ celebratory and gifting needs and help them deliver smiles. As such, we are very excited by the opportunities we see to deliver a strong holiday quarter and another full year of top and bottom line growth.”

Customer Metrics:

During the first quarter, the Company attracted 500,000 new e-commerce customers. Approximately 1.1 million e-commerce customers placed orders during the period, with repeat customers representing 55.4 percent of the total.

Segment Results From Continuing Operations:

The Company provides selected financial results for its Consumer Floral, BloomNet and Gourmet Foods and Gift Baskets segments in the tables attached to this release and as follows:

  Consumer Floral: Fiscal first quarter revenues in this segment were $72.9 million, down 1.9 percent, compared with $74.4 million in the prior year period. This primarily reflects the sale of two, small non-core businesses in the fourth quarter of fiscal 2015. Gross margin increased 80 basis points to 39.4 percent compared with 38.6 percent in the prior year period reflecting efficient use of promotional marketing programs as well as enhanced product mix. As a result of these factors, category contribution margin increased for the fifth consecutive quarter, up 4.1 percent to $7.5 million, compared with $7.2 million in the prior year period.
  BloomNet Wire Service: Revenues for the quarter grew 7.7 percent to $21.5 million, compared with $20.0 million in the prior year period. Gross profit margin was 54.6 percent, down 70 basis points compared with 55.3 percent in the prior year period, primarily attributable to product mix. Contribution margin increased 6.4 percent to $6.9 million compared with $6.5 million in the prior year period.
  Gourmet Foods and Gift Baskets: Revenues for the quarter increased 90.3 percent to $61.6 million, compared with $32.4 million in the prior year period. The revenue increase primarily reflects contributions from the Harry & David business, which was not included in the prior year period results due to the timing of the acquisition close on September 30, 2014. On a comparable basis, including the pro forma Harry & David contribution in the prior year period, revenues in this segment were essentially flat year-over-year. This reflects the shift of some mass market customer shipments into the current fiscal second quarter. Gross profit margin increased 230 basis points to 43.2 percent, compared with 40.9 percent in the prior year period, primarily reflecting product mix. Contribution margin loss was $8.5 million compared with $2.4 million in the prior year period, primarily reflecting seasonal operating loss associated with the Harry & David business which were not included in the prior year period results. Importantly, the Company was able to significantly reduce the Harry & David operating loss on a year-over-year basis by successfully leveraging its business platform during the quarter. As a result, on a comparable basis, including the pro forma Harry & David operating losses in the prior year quarter, contribution margin in this segment improved 14.0 percent, or $1.4 million, to a loss of 8.5 million, compared with a pro forma loss of $9.9 million in the prior year period.

Company Guidance:

The Company is reiterating its guidance for fiscal 2016:

  In terms of revenues, the Company expects to achieve consolidated revenue growth for the year in a range of five-to-seven percent, compared with revenues of $1.12 billion reported for fiscal 2015.
  In terms of bottom-line results, the Company expects to grow EBITDA approximately 10 percent and EPS in excess of 20 percent, compared with pro forma fiscal 2015 Adjusted EBITDA* of $80.5 million and pro forma fiscal 2015 Adjusted EPS* of $0.33 per diluted share. (*Pro forma fiscal 2015 Adjusted EBITDA and Adjusted EPS include seasonal losses associated with Harry & David that are incurred in its fiscal 2015 first quarter. These losses were not captured in the Company’s fiscal 2015 results due to the close of the acquisition on September 30, 2014.)
  The Company anticipates generating approximately $35 million in Free Cash Flow in Fiscal 2016, excluding the insurance proceeds related to the Fannie May warehouse and distribution center fire.

Definitions:

EBITDA: Net income (loss) before interest, taxes, depreciation, amortization. Free Cash Flow: net cash provided by operating activities less capital expenditures. Category contribution margin: earnings before interest, taxes, depreciation and amortization, before the allocation of corporate overhead expenses. 1Comparable Adjusted EBITDA includes pro forma Harry & David results for the prior year period and excludes one-time acquisition and integration related costs incurred in the prior and current year periods, respectively; 2Comparable Adjusted EPS includes the aforementioned adjustments and excludes the after-tax benefit of $10.3 million reflecting the final settlement of the Company’s insurance claims related to the Fannie May warehouse and distribution center fire that occurred on Thanksgiving Day 2014 partially offset by costs associated with the write down of certain foreign business assets during the quarter. Pro forma fiscal 2015 EBITDA and EPS adjusts for seasonal losses associated with the Harry & David business in its fiscal 2015 first quarter which were not captured in the Company’s fiscal 2015 results due to the close of the acquisition on September 30, 2014. The Company presents EBITDA, Adjusted EBITDA from continuing operations, Comparable EBITDA and Comparable EPS and Free Cash Flow because it considers such information meaningful supplemental measures of its performance and believes such information is frequently used by the investment community in the evaluation of similarly situated companies. The Company also uses EBITDA and Adjusted EBITDA as factors used to determine the total amount of incentive compensation available to be awarded to executive officers and other employees. The Company's credit agreement uses EBITDA and Adjusted EBITDA to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA and Adjusted EBITDA are also used by the Company to evaluate and price potential acquisition candidates. EBITDA, Adjusted EBITDA and Free Cash Flow have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are: (a) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future and EBITDA does not reflect any cash requirements for such capital expenditures. EBITDA and Free Cash Flow should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

About 1-800-FLOWERS.COM, Inc.

1-800-FLOWERS.COM, Inc. is a leading provider of gourmet food and floral gifts for all occasions. For nearly 40 years, 1-800-FLOWERS® (1-800-356-9377 or www.1800flowers.com) has been helping deliver smiles for our customers with gifts for every occasion, including fresh flowers and the finest selection of plants, gift baskets, gourmet foods, confections, candles, balloons and plush stuffed animals. As always, our 100% Smile Guarantee® backs every gift. Most notably, 1-800-FLOWERS.COM, Inc. was recognized as one of Internet Retailers Top 300 B2B e-commerce companies. In addition, 1-800-FLOWERS.COM was recently named in Internet Retailer’s 2016 Top Mobile 500 as one of the world’s leading mobile commerce sites. The company was also included in Internet Retailer’s 2015 Top 500 for fast growing e-commerce companies. In 2015, 1-800-FLOWERS.COM was named a winner of the “Best Companies to Work for in New York State” award by The New York Society for Human Resource Management (NYS-SHRM). 1-800-FLOWERS.COM was awarded the 2014 Silver Stevie Award, recognizing the organization's outstanding Customer Service and commitment to our 100% Smile Guarantee®. 1-800-FLOWERS.COM received a Gold Award for Best User Experience on a Mobile Optimized Site for the 2013 Horizon Interactive Awards. The Company’s BloomNet® international floral wire service (www.mybloomnet.net) provides a broad range of quality products and value-added services designed to help professional florists grow their businesses profitably. The 1-800-FLOWERS.COM “Gift Shop” also includes gourmet gifts such as premium, gift-quality fruits and other gourmet items from Harry & David® (1-877-322-1200 or www.harryanddavid.com), popcorn and specialty treats from The Popcorn Factory® (1-800-541-2676 or www.thepopcornfactory.com); cookies and baked gifts from Cheryl’s® (1-800-443-8124 or www.cheryls.com); premium chocolates and confections from Fannie May® (www.fanniemay.com and www.harrylondon.com); gift baskets and towers from 1-800- Baskets.com® (www.1800baskets.com); premium English muffins and other breakfast treats from Wolferman’s (1-800-999-1910 or www.wolfermans.com); carved fresh fruit arrangements from FruitBouquets.com (www.fruitbouquets.com); and top quality steaks and chops from Stock Yards® (www.stockyards.com). Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS.

Special Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events and can generally be identified by the use of statements that include words such as “estimate,” “expects,” “project,” “believe,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “target” or similar words or phrases. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control which could cause actual results to differ materially from the results expressed or implied in the forward- looking statements, including, but are not limited to, statements regarding the Company’s expectations for: continued market penetration in its BloomNet wire service business, its ability to leverage its consolidated customer database and new multi-brand website to attract and retain customers and help grow revenues; its ability to achieve its guidance for consolidated revenue growth for the full year in a range of five-to-seven percent; its ability to achieve Adjusted EBITDA growth of approximately 10 percent and Adjusted EPS growth in excess of 20 percent, compared with pro forma fiscal 2015 Adjusted EBITDA* of $80.0 million and pro forma fiscal 2015 Adjusted EPS* of $0.33 per fully diluted share and its ability to generate Free Cash Flow for the year of approximately $35 million; its ability to leverage its operating platform and reduce operating expense ratio; its ability to cost effectively acquire and retain customers; the outcome of contingencies, including legal proceedings in the normal course of business; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; its ability to reduce promotional activities and achieve more efficient marketing programs; and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company’s products. The Company undertakes no obligation to publicly update any of the forward-looking statements, whether as a result of new information, future events or otherwise, made in this release or in any of its SEC filings except as may be otherwise stated by the Company. For a more detailed description of these and other risk factors, please refer to the Company’s SEC filings including the Company’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q. Consequently, you should not consider any such list to be a complete set of all potential risks and uncertainties.

Conference Call:

The Company will conduct a conference call to discuss the above details and attached financial results today, Tuesday, November 3, 2015, at 11:00 a.m. (EDT). The call will be “web cast” live via the Internet and can be accessed from the Investor Relations section of the 1-800-FLOWERS.COM web site at www.1800flowersinc.com A recording of the call will be posted on the Investor Relations section of the Company’s web site within two hours of the call’s completion. A telephonic replay of the call can be accessed for 48 hours beginning at 2:00 p.m. EDT on the day of the call at: 1-855-859-2056 or 1-404-537-3406; Conference ID: 59331769.

Note: Attached tables are an integral part of this press release without which the information presented in this press release should be considered incomplete.

1-800-FLOWERS.COM, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In thousands)
	September 27, 2015 (unaudited)	June 28, 2015

Assets
Current assets:
Cash and cash equivalents	$1,987	$27,940
Trade receivables, net	28,889	16,191
Insurance receivable	25,000	2,979
Inventories	188,034	93,163
Deferred tax assets	5,483	4,873
Prepaid and other	19,683	14,822
Total current assets	269,076	159,968

Property, plant and equipment, net	167,777	170,100
Goodwill	76,957	77,097
Other intangibles, net	80,877	82,125
Other assets	10,464	12,656
Total assets	$605,151	$501,946

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$36,816	$35,425
Accrued expenses	58,867	73,639
Current debt	143,324	14,543
Total current liabilities	239,007	123,607

Long-term debt and obligations under capital leases	114,000	117,563
Deferred tax liabilities	42,550	42,680
Other liabilities	7,813	7,840
Total liabilities	403,370	291,690
Total stockholders' equity	200,839	208,449
Noncontrolling interest in subsidiary	942	1,807
Total equity	201,781	210,256
Total liabilities and equity	$605,151	$501,946

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Condensed Consolidated Statements of Operations (In thousands, except for per share data) (unaudited)
	Three Months Ended
	September 27, 2015	September 28, 2014

Net revenues:
E-commerce (combined online and telephonic)	$104,697	$84,038
Other	51,344	42,665
Total net revenues	156,041	126,703
Cost of revenues	88,532	73,390
Gross profit	67,509	53,313
Operating expenses:
Marketing and sales	52,526	35,572
Technology and development	9,311	5,600
General and administrative	19,971	13,668
Depreciation and amortization	7,972	5,101
Total operating expenses	89,780	59,941
Operating loss	(22,271)	(6,628)
Interest expense, net	1,891	320
Other (income) expense, net	(15,538)	433
Loss before income taxes	(8,624)	(7,381)
Income tax benefit	(3,188)	(2,803)
Net loss	(5,436)	(4,578)
Less: Net loss attributable to noncontrolling interest	(952)	(328)
Net loss attributable to 1-800-FLOWERS.COM, Inc.	$(4,484)	$(4,250)
Basic and diluted net loss per common share attributable to 1-800-FLOWERS.COM, Inc.:
	$(0.07)	$(0.07)

Basic and diluted weighted average shares used in the calculation of net loss per common share	64,825	63,948

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Consolidated Statements of Cash Flows (In thousands) (unaudited)
	Three months ended
	September 27, 2015	September 28, 2014

Operating activities:
Net loss	($5,436)	($4,578)
Reconciliation of net loss to net cash used in operating activities:
Depreciation and amortization	7,972	5,101
Amortization of deferred financing costs	414	77
Deferred income taxes	(740)	(502)
Foreign equity method investment impairment	1,728	-
Asset held for sale impairment	1,879	-
Business interruption insurance gain	(19,611)	-
Bad debt expense	454	359
Stock-based compensation	1,518	1,267
Other non-cash items	181	70
Changes in operating items:
Trade receivables	(13,152)	(11,881)
Insurance receivable	(449)	-
Inventories	(94,756)	(37,437)
Prepaid and other	(4,861)	(1,130)
Accounts payable and accrued expenses	(15,342)	(10,256)
Other assets	(75)	(197)
Other liabilities	45	(423)

Net cash used in operating activities	(140,231)	(59,530)

Investing activities:
Capital expenditures	(6,224)	(4,473)
Other, net	-	152

Net cash used in investing activities	(6,224)	(4,321)

Financing activities:
Acquisition of treasury stock	(4,717)	(1,141)
Proceeds from exercise of employee stock options	1	-
Proceeds from bank borrowings	141,903	62,000
Repayment of notes payable and bank borrowings	(16,685)	(53)

Net cash provided by financing activities	120,502	60,806

Net change in cash and cash equivalents	(25,953)	(3,045)
Cash and cash equivalents:
Beginning of period	27,940	5,203

End of period	$1,987	$2,158

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information – Category Information (in thousands) (unaudited)

	Three Months Ended
	September 27, 2015			September 28, 2014
	Reported	Integration Costs	As Adjusted	September 28, 2014	Acquisition Costs	Harry & David (**)	As Adjusted	As Adjusted % Change

Net revenues:
1-800-Flowers.com Consumer Floral	$72,948	$-	$72,948	$74,398	$-	$-	$74,398	-1.9%
BloomNet Wire Service	21,549	-	21,549	20,011	-	-	20,011	7.7%
Gourmet Food & Gift Baskets	61,592	-	61,592	32,359	-	29,393	61,752	-0.3%
Corporate	257	-	257	200	-	-	200	28.5%
Intercompany eliminations	(305)	-	(305)	(265)	-	-	(265)	-15.1%
Total net revenues	$156,041	$-	$156,041	$126,703	$	$29,393	$156,096	0.0%

Gross profit:
1-800-Flowers.com Consumer Floral	$28,769	$-	$28,769	$28,734	$-	$-	$28,734	0.1%
	39.4%	-	39.4%	38.6%	-	-	38.6%

BloomNet Wire Service	11,766	-	11,766	11,076	-	-	11,076	6.2%
	54.6%	-	54.6%	55.3%	-	-	55.3%

Gourmet Food & Gift Baskets	26,632	-	26,632	13,222	-	12,701	25,923	2.7%
	43.2%	-	43.2%	40.9%	-	-	42.0%

Corporate (*)	342	-	342	281	-	-	281	21.7%
	133.1%	-	133.1%	140.5%	-	-	140.5%

Total gross profit	$67,509	$-	$67,509	$53,313	$-	$12,701	$66,014	2.3%
	43.3%	0.0%	43.3%	42.1%	0.0%	43.2%	42.3%

EBITDA excluding stock- based compensation:
Category Contribution Margin:
1-800-Flowers.com Consumer Floral	$7,549	$-	$7,549	$7,250	$-	$-	$7,250	4.1%
BloomNet Wire Service	6,915	-	6,915	6,497	-	-	6,497	6.4%
Gourmet Food & Gift Baskets	(8,494)	-	(8,494)	(2,435)	-	(7,441)	(9,876)	14.0%
Category Contribution Margin Subtotal	5,970	-	5,970	11,312	-	(7,441)	3,871	54.2%
Corporate (*)	(20,269)	828	(19,441)	(12,839)	713	(7,397)	(19,523)	0.4%
EBITDA	$(14,299)	$828	$(13,471)	$(1,527)	$713	$(14,838)	(15,652)	13.9%

Add: Stock-based compensation	1,518	-	1,518	1,267		-	1,267	-19.8%

EBITDA excluding stock-based compensation	$(12,781)	$828	$(11,953)	$(260)	$713	$(14,838)	(14,385)	16.9%

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information (in thousands) (unaudited)
	Three Months Ended
Reconciliation of net loss to adjusted net loss attributable to 1-800-FLOWERS.COM, Inc.:	September 27, 2015	September 28, 2014 (**)

Net loss	$(5,436)	$(4,578)
Less: Net loss attributable to noncontrolling interest	(952)	(328)
Net loss attributable to 1-800-FLOWERS.COM, Inc.	(4,484)	(4,250)
Add back: Net loss attributable to Harry & David (**)	-	(11,668)
Add back: Impairment of iFlorist, net of non-controlling interest, net of tax	926	-
Add back: Impairment of foreign equity method investment, net of tax	1,089	-
Add back: Acquisition costs, net of tax	-	442
Add back: Integration costs, net of tax	522	-
Deduct: Gain from insurance recovery on warehouse fire, net of tax	(12,361)	-

Adjusted net loss attributable to 1-800-FLOWERS.COM, Inc.	$(14,308)	$(15,476)

Basic and diluted net loss per common share attributable to 1-800-FLOWERS.COM, Inc.	$(0.07)	$(0.07)

Adjusted basic and diluted net loss per common share attributable to 1-800-FLOWERS.COM, Inc.	$(0.22)	$(0.24)

Weighted average shares used in the calculation of basic and diluted net loss and adjusted net loss per common share attributable to 1-800-FLOWERS.COM, Inc.	64,825	63,948

	Three Months Ended
Reconciliation of net loss attributable to 1-800-Flowers.com, Inc. to Adjusted EBITDA, excluding stock-based compensation:	September 27, 2015	September 28, 2014 (**)

Net loss attributable to 1-800-FLOWERS.COM, Inc.	$(4,484)	$(4,250)
Add:
Interest expense and other, net	2,357	753
Depreciation and amortization	7,972	5,101
Impairment of iFlorist	1,879	-
Impairment of foreign equity method investment	1,728	-

Less:
Income tax benefit	3,188	2,803
Net loss attributable to noncontrolling interest	952	328
Gain from insurance recovery on warehouse fire	19,611	-
EBITDA	(14,299)	(1,527)
Add: Stock-based compensation	1,518	1,267
EBITDA excluding stock-based compensation	(12,781)	(260)

Less: Acquisition costs	-	713
Less: Integration costs	828	-
Add: EBITDA attributable to Harry & David (**)	-	(14,838)
Adjusted EBITDA, excluding stock-based compensation	$(11,953)	$(14,385)

(*) Corporate expenses consist of the Company’s enterprise shared service cost centers, and include, among other items, Information Technology, Human Resources, Accounting and Finance, Legal, Executive and Customer Service Center functions, as well as Stock-Based Compensation. In order to leverage the Company’s infrastructure, these functions are operated under a centralized management platform, providing support services throughout the organization. The costs of these functions, other than those of the Customer Service Center, which are allocated directly to the above categories based upon usage, are included within corporate expenses as they are not directly allocable to a specific segment.

(**) In order to present comparable information, the financial information for the three months ended September 28, 2014 is being presented on a pro forma basis to give effect to the Harry & David acquisition as if it had been completed on June 30, 2014. This pro forma information has been prepared by management for informational purposes only in accordance with ASC 805, and is not necessarily indicative of or intended to represent the results that would have been achieved had the acquisition been consummated as of this date. The operating results of Harry & David for the three months ended September 28, 2014 do not reflect any operating efficiencies and/or cost savings that the Company may achieve with respect to the combined companies, but have been adjusted to give effect to non-recurring items that are directly attributable to the acquisition.

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CONTACT:
Investor Contact:
Joseph D. Pititto, (516) 237-6131
invest@1800flowers.com
or
Media Contact:
Yanique Woodall, (516) 237-6028
ywoodall@1800flowers.com